Exhibit 99.1

PLAN OF COMPLETE LIQUIDATION AND DISSOLUTION OF OPHTHALIX, INC.

This Plan of Liquidation and Dissolution (this “Plan”) is intended to accomplish the complete liquidation and dissolution of OphthaliX, Inc. (the “Company”), a Delaware corporation, in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) as follows:.

1.     Approval of Plan. The Board of Directors of the Company (the “Board”) has adopted this Plan and it is contemplated that the holders of a majority of the Company's common stock will take action without a meeting of stockholders in accordance with the DGCL to approve the Plan and ratify the Company's actions taken pursuant to date on the Plan. The Plan and the transactions contemplated thereby have been approved by the Board as being advisable and in the best interests of the Company and its stockholders. If stockholders holding a majority of the Company's outstanding common stock, par value $0.001 per share (the “Common Stock”), vote for the adoption of this Plan, the Plan shall constitute the adopted Plan of the Company on the effective date of such action (the “Effective Date”). Adoption of this Plan by holders of a majority of the outstanding Common Stock shall constitute the approval of stockholders of the sale, exchange or other disposition in liquidation of all of the property and assets of the Company, whether such sale, exchange or other disposition occurs in one transaction or a series of transactions.

2.     Notice of Liquidation. As soon as practicable after the Effective Date but in no event later than 20 days prior to the filing of Certificate of Dissolution as provided in Sections 3, below, the Company shall mail an information statement to all its stockholders that this Plan has been approved by the Board and the stockholders. This information statement shall constitute notice required by Section 275 of the DGCL. A copy of the Plan shall accompany such notice.

3.     Certificate of Dissolution. On the Effective Date, or at such other time as the Board deems appropriate, the Company shall file with the Secretary of State of the State of Delaware a certificate of dissolution (the “Certificate of Dissolution”) in accordance with the DGCL (the time of such filing, or such later time as stated therein, the “Dissolution Date”).

4.     Cessation of Business Activities. On the Dissolution Date, the Company shall cease to engage in any business activities, except to the extent necessary to preserve the value of its assets, wind up its business and affairs, and distribute its assets in accordance with this Plan and pursuant to Section 278 of the DGCL.

5.     Dissolution Process.

From and after the Dissolution Date, the Company shall proceed, in a timely manner, to liquidate the Company in accordance with the procedures set forth in Section 281(b) of the DGCL. In this respect, the Company:

(a)	shall pay or make reasonable provision to pay all claims and obligations, including all contingent, conditional or unmatured contractual claims known to the Company pursuant to Section 281(b)(i) of the DGCL;

(b)	shall make such provision as will be reasonably likely to be sufficient to provide compensation for any claim against the Company which is the subject of a pending action, suit or proceeding to which the Company is a party pursuant to Section 281(b)(ii) of the DGCL; and

(c)	shall make such provision as will be reasonably likely to be sufficient to provide compensation for claims that have not been made known to the Company or that have not arisen but that, based on facts known to the Company, are likely to arise or to become known to the Company within 10 years after the Dissolution Date pursuant to Section 281(b)(iii) of the DGCL.

If there are sufficient assets, such claims or obligations shall be paid in full, and any such provision for payment shall be made in full. If there are insufficient assets, such claims and obligations shall be paid or provided for according to their priority, and, among claims of equal priority, ratably to the extent of assets available therefor. Any remaining assets shall be distributed to the stockholders of the Company in accordance with the provisions of the Company’s Certificate of Incorporation. Due to the size of the Company’s liabilities, HOLDERS OF SHARES OF COMMON STOCK HAVE NO PROSPECT OF RECEIVING A DISTRIBUTION OF ANY KIND AS A RESULT OF THE LIQUIDATION.

5.     Liquidation. It is intended that this Plan shall be a plan of complete liquidation of the Company.

6.     Sale of Subsidiary. After the Dissolution Date, the Company shall sell all of the ordinary shares of Eyefite Ltd. (“Eyefite”), its wholly owned subsidiary, to Can-Fite BioPharma Ltd. (“Can-Fite”) in exchange for the waiver and cancellation of all indebtedness owed by the Company and/or Eyefite to Can-Fite, all as set forth in the Share Purchase Agreement, a form of which is attached hereto as Exhibit A.

7.     Trading of Company Securities. The Company will close its securities transfer books on the Dissolution Date and, at such time, cease recording securities transfers and issuing securities certificates (other than replacement certificates). Accordingly, it is expected that trading in the Company’s securities will cease on the Dissolution Date, or as soon thereafter as is reasonably practicable. The Company will notify FINRA to cease quotation of Company securities on the OTC on and after the Dissolution Date.

8.     Conduct of the Company Following Approval of the Plan. Under the DGCL, dissolution is effective upon the filing of a Certificate of Dissolution with the Secretary of State of the State of Delaware or upon such future effective date as may be set forth in the Certificate of Dissolution. Section 278 of DGCL provides that a dissolved corporation continues to exist for 3 years after the Dissolution Date for purposes of prosecuting and defending suits by or against the corporation and enabling it to settle and close its business and dispose of and convey its remaining assets, but not for the purpose of continuing the business of the corporation as a going concern.

9.     Absence of Appraisal Rights. Under Delaware law, the Company’s stockholders are not entitled to appraisal rights for their shares of capital stock in connection with the transactions contemplated by the Plan.

10.    Stockholder Consent to Sale of Assets. Adoption of this Plan by the requisite vote of the outstanding capital stock of the Company shall constitute the approval of the stockholders of the liquidation of the remaining property and assets of the Company, and shall constitute ratification of all contracts for sale, exchange, or other disposition that are conditioned on adoption of this Plan.

11.    Compensation. The Board does not intend to receive salary or benefits from the Company after the Dissolution Date. For the purpose of effecting the dissolution of the Company, the Company may hire or retain, at the discretion of the Board, such employees, consultants and advisors as the Board deems necessary or desirable to supervise or facilitate the dissolution and winding up of the Company. Adoption of this Plan by the requisite vote of the outstanding capital stock of the Company shall constitute the approval of the Company’s stockholders of the payment of any such employment and compensation.

12.    Indemnification. The Company shall continue to indemnify its officers, directors, employees, agents and representatives in accordance with its certificate of incorporation, bylaws, and any contractual arrangements and applicable law for actions taken in connection with this Plan and the winding up of the Company’s affairs. The Board, in its absolute discretion, is authorized to obtain and maintain directors and officers liability insurance as may be necessary, appropriate or advisable to cover the Company's obligation hereunder, including seeking an extension in time and coverage of the Company's insurance policies currently in effect.

13.     Expenses of Dissolution. In connection with, and for the purposes of implementing and assuring completion of, this Plan, the Company may, in the absolute discretion of the Board, pay any brokerage, agency, professional, and other fees and expenses of persons rendering services to the Company in connection with the collection, sale, exchange or other disposition of the Company’s property and assets and the implementation of this Plan.

14.     Authorization. The Board is hereby authorized, without further action by the stockholders, to do and perform or cause the officers of the Company, subject to approval of the Board, to do and perform, any and all acts, and to make, execute, deliver or adopt any and all agreements, resolutions, conveyances, certificates, and other documents of every kind that are deemed necessary, appropriate, or desirable, in the absolute discretion of the Board, to implement this Plan and the transaction contemplated hereby, including, without limiting the foregoing, all filings or acts required by any state or federal law or regulation to wind up its affairs. The Board may modify, amend, or abandon this Plan, notwithstanding stockholder approval, to the extent permitted by the DGCL, provided that the Board will not amend or modify this Plan under circumstances that would require additional stockholder solicitations under the DGCL or the federal securities laws without complying with the DGCL and the federal securities laws.

Adopted by the Board of Directors at a Special Meeting held on September 19, 2016.

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Exhibit A

OPHTHALIX, INC.

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (this “Agreement”) is made as of October [__], 2016 by and between OphthaliX, Inc., a Delaware corporation (the “Company”) and Can-Fite Biopharma Ltd. (“Can-Fite”).

Background

A. The Company currently holds an aggregate of 1,000 ordinary shares, par value NIS 0.01 per share (the “EyeFite Common Stock”), of EyeFite Ltd. (“EyeFite”) and the Company is the sole holder of all issued and outstanding shares of the EyeFite Common Stock.

B. The Company owes Can-Fite an aggregate amount of US$[________] under certain support letters issued by Can-Fite to the Company dated _____, 2015 and attached herein as Exhibit A (the “Deferred Debt”).

C. The Company and Can-Fite have agreed that as consideration for the purchase by Can-Fite of the shares of EyeFite Common Stock (the “Shares”), Can-Fite shall cancel and waive all indebtedness owed by the Company and/or Eyefite to Can-Fite including, without limitation, the Deferred Debt (the “Indebtedness”).

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises, representations, warranties and covenants hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. Sale and Issuance of Shares.

1.1 Sale and Issuance of the Shares; Closing. Subject to the terms and conditions of this Agreement, Can-Fite agrees to purchase the Shares at the Closing (as defined below), and the Company agrees to sell and issue the Shares to Can-Fite at the Closing in consideration of the cancellation and waiver of the Indebtedness. The purchase and sale of the Shares and the cancellation and waiver of the Indebtedness shall take place remotely via the exchange of documents and signatures on the date hereof, or at such other time and place as the Company and Can-Fite mutually agree upon, orally or in writing (which time and place are designated as the “Closing”).

1.2 Delivery; Payment. At the Closing, subject to the terms and conditions hereof, (a) Can-fite will deliver to the Company a certificate representing the cancellation and waiver of the Indebtedness in exchange for (b) a signed and executed share transfer deed evidencing the transfer of the Shares to Can-fite together with a share certificate representing the Shares.

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2. Representations and Warranties of the Company. The Company hereby represents and warrants to Can-Fite that, as of the date hereof:

2.1 Authorization. All corporate action on the part of the Company, its officers, directors and stockholders necessary for the authorization, execution and delivery of this Agreement and the performance of all obligations of the Company hereunder, including the authorization, issuance, sale and delivery of the Shares has been taken or will be taken prior to the Closing. This Agreement constitutes valid and legally binding obligations of the Company, enforceable against the Company in accordance with its terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally and (b) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

2.2 Title to Eye-Fite Common Stock. The Company has good and valid title to the Shares being transferred pursuant to this Agreement in consideration for the cancellation and waiver of the Indebtedness and will deliver the Shares to Can-Fite free and clear of any security interests, liens, claims or encumbrances. The Company further represents to Can-Fite that it has full legal right, power and capacity to tender for cancellation the Shares as set forth herein.

3. Representations, Warranties and Covenants of Can-Fite. Can-Fite hereby represents and warrants to the Company that, as of the date hereof Can-Fite has full power and authority to enter into this Agreement. This Agreement, when executed and delivered by Can-Fite, will constitute a valid and legally binding obligation of Can-Fite, enforceable in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and any other laws of general application affecting enforcement of creditors’ rights generally, and as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

4. Conditions to Closing.

4.1 Conditions to the Company’s Obligation to Close. The obligations of the Company to consummate the Closing shall be subject to the following:

(a) The Company’s delivery and surrender to Can-Fite of a share certificate representing the Shares (or in the case of a lost, stolen or mutilated certificate, an affidavit of lost certificate)

(b) The Company executing a share transfer deed in favor of Can-Fite over the Shares, free from any charge, lien, encumbrance or adverse claim of any kind whatsoever.

(c) A certificate duly signed and executed by Can-Fite cancelling and waiving the Indebtedness.

(d) A true and correct copy of a resolution of the Board of Directors of Eye-Fite approving the transfer of the Shares to Can-Fite from the Company against cancellation and waiver of the Debt.

(e) Any and all approvals and/or waivers and/or consents and/or permits or the like required for the consummation of this Agreement executed by Can-Fite, the Company or any other party.

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5. Miscellaneous.

5.1 Survival of Representations, Warranties and Covenants. The representations, warranties and covenants of the Company and Can-Fite contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement.

5.2 Successors and Assigns. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

5.3 Governing Law. This Agreement is to be construed in accordance with and governed by the internal laws of the State of Israel, without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the internal laws of the State of Israel as to the rights and duties of the parties. The parties hereto irrevocably submit to the exclusive jurisdiction of the courts in Tel-Aviv, Israel in respect of any dispute or matter arising out of or connected with this Agreement.

5.4 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

5.5 Notices. Except as may be otherwise provided herein, all notices, requests, waivers and other communications made pursuant to this Agreement shall be in writing and shall be deemed to have been duly given (a) when hand delivered to the other party; (b) the next business day when sent by facsimile; or (c) the next business day after deposit with an international express delivery service (e.g., DHL or Federal Express). All communications shall be sent to the address or facsimile of a party appearing in its signature block hereto or at such address or facsimile as such party may designate.

5.6 Further Assurances. Can-Fite and the Company shall from time to time and at all times hereafter make, do, execute, or cause or procure to be made, done and executed such further acts, deeds, conveyances, consents and assurances without further consideration, which may reasonably be required to effect the transactions contemplated by this Agreement.

5.7 Entire Agreement. This Agreement and the documents referred to herein constitute the entire agreement among the parties with respect to the subject matter hereof and no party shall be liable or bound to any other party in any manner by any representations, warranties or covenants except as specifically set forth herein or therein. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and Can-Fite.

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5.8 Delays or Omissions. No delay or omission to exercise any right, power, or remedy accruing to any party upon any breach or default under this Agreement shall be deemed a waiver of any other breach or default therefore or thereafter occurring. Any waiver, permit, consent, or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement, or by law, or otherwise afforded to any of the parties, shall be cumulative and not alternative.

5.9 Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be unenforceable under applicable law, then such provision shall be excluded from this Agreement and the remainder of this Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms; provided, however, that in such event this Agreement shall be interpreted so as to give effect, to the greatest extent consistent with and permitted by applicable law, to the meaning and intention of the excluded provision as determined by such court of competent jurisdiction.

5.10 Headings. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

(Signature Page Follows)

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IN WITNESS WHEREOF, the parties have executed this Stock Purchase Agreement as of the date first written above.

OPHTHALIX, INC.

By:
Its:
Title:

Address:

CAN-FITE BIOPHARMA LTD.

By:
Its:
Title:

Address:

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